As filed with the Securities and Exchange Commission on April 27, 2006                                    Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

MOBIUS MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3078745 (I.R.S. Employer Identification Number)
120 Old Post Road
Rye, New York 10580
(Address of Principal Executive Offices)
_______________

MOBIUS MANAGEMENT SYSTEMS, INC.
2006 STOCK INCENTIVE PLAN

(Full Title of the Plans)
_______________

Mitchell Gross
Chairman of the Board, Chief Executive Officer and President
Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580
(Name and Address of Agent for Service)

(914) 921-7200
(Telephone Number, Including Area Code,
of Agent for Service)

Copies to:
Kenneth P. Kopelman, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock (par value $0.0001 per share)	1,116,419	$6.30	$7,033,440	$752.58
Common Stock (par value $0.0001 per share)	709,038	$6.30	$4,466,939	$0(3)
(1)
The offer and sale of 709,038 shares registered hereby were previously registered for sale under the registrant’s 1996 Stock Incentive Plan pursuant to the registration statement on Form S-8 (File No. 333-112553) filed and effective on February 6, 2004 (the “2004 Registration Statement”). In addition, the offer and sale of 1,116,419 shares registered hereby are being registered for the first time. The shares described above that have been previously registered and the registration fees for those shares paid as part of the registration fees paid with respect to the 2004 Registration Statement are carried over to this Registration Statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented) (the “Instruction and Interpretation”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based upon the average of the high and low prices of the Registrant’s common stock on April 21, 2006, which is within five (5) business days prior to the date of this Registration Statement.

(3)
As described in note (1) above, the registration fee previously paid with the 2004 Registration Statement with respect to these shares is being carried over to this Registration Statement. The Registrant paid an aggregate Registration Fee of $2,231.48 with respect to the 2004 Registration Statement, of which $873.20 is allocable to the 709,038 shares being registered hereby.

MOBIUS MANAGEMENT SYSTEMS, INC.
REGISTRATION STATEMENT ON FORM S-8

STATEMENT REGARDING COMPLIANCE WITH INSTRUCTION E OF FORM S-8

Mobius Management Systems, Inc. a Delaware corporation (“Mobius”), has filed this Registration Statement to register the offer and sale of 1,825,457 shares of Mobius’s Common Stock, par value $.0001 per share (the “Shares”) pursuant to the Mobius Management Systems, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Contemporaneously with the filing of this Registration Statement, Mobius is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-112553) filed and effective on February 6, 2004 (the “2004 Registration Statement”) pursuant to which Mobius registered the offer and sale of 1,811,966 shares of the Common Stock pursuant to the Mobius Management Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), the Mobius Management Systems, Inc. 1998 Employee Stock Purchase Plan and the Mobius Management Systems, Inc. Non-Employee Directors’ 1998 Stock Option Plan. The 1996 Plan is a predecessor to the 2006 Plan.

The 2006 Plan was adopted by Mobius’s Board of Directors on December 27, 2005, and approved by Mobius’s stockholders on February 7, 2006 to succeed the 1996 Plan. Mobius desires to have the Shares registered for the 2006 Plan to include 709,038 shares (the “Carryover Shares”) whose offer and sale were registered under the 2004 Registration Statement. Following the filing of this Registration Statement, the Carryover Shares are no longer available for new awards under the 1996 Plan.

Consequently, in accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented):

1.	Mobius is carrying over from the 2004 Registration Statement and registering the offer and sale of 709,038 shares of the Common Stock under the 2006 Plan pursuant to this Registration Statement;

2.
$873.20 of the registration fee paid in connection with the 2004 Registration Statement is allocable to the Carryover Shares, and is carried over to this Registration Statement with respect to the Carryover Shares;

3.
contemporaneously with the filing of this Registration Statement, the 2004 Registration Statement is being amended on a post-effective basis to discuss the transfer of shares from the 1996 Plan to the 2006 Plan;

4.
in addition to the Carryover Shares, Mobius is registering for the first time the offer and sale of 1,116,419 shares of the Common Stock under the 2006 Plan pursuant to this Registration Statement; and

5.
in addition to the registration fees being carried over pursuant to (2) above, $752.58, the registration fee with respect to the newly registered shares, has been deposited by Mobius in the Commission’s lock-box account in connection with this Registration Statement.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by Mobius with the Commission are incorporated herein by reference:

1.	Mobius’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

2.	Mobius’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2005 and December 31, 2005;

3.	Mobius’s definitive proxy statement dated December 28, 2005 filed in connection with its Annual Meeting held on February 7, 2006;

4.	Mobius’s Current Reports on Form 8-K dated August 3, 2005, September 20, 2005, October 26, 2005, January 26, 2006 and April 25, 2006; and

5.	The description of Mobius’s common stock contained in Mobius’s registration statement on Form 8-A dated April 23, 1998, including any amendment or report updating such description.

Copies of the above documents may be obtained without charge upon written request directed to the Assistant Secretary, c/o Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York, 10580. The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

All documents subsequently filed by Mobius pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all the shares of Mobius’s Common Stock offered hereby have been sold or which deregisters all the shares of Mobius’s Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares offered under the Registration Statement is being passed upon for Mobius by Kramer Levin Naftalis & Frankel LLP. Kenneth P. Kopelman, a partner at Kramer Levin, is a member of Mobius’s Board of Directors and owns jointly with his wife 2,350 shares of Common Stock, as well as options to purchase an aggregate of 80,000 shares of Common Stock. In addition, 1,500 shares of Common Stock are held in trust by Mr. Kopelman’s wife, as trustee, for Mr. Kopelman’s three children. Mr. Kopelman disclaims beneficial ownership of such shares.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad power to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Article VII of our amended and restated by-laws also provide for indemnification of our directors, officers, employees and agents, if such person acted in good faith and in a manner believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Article NINTH of our second amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be indemnified in accordance with and to the fullest extent permissible under Delaware law. Pursuant to Delaware law, and our restated certificate of incorporation, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have obtained a Directors and Officers’ Securities Liability Policy (the “D&O Policy”) that insures our directors and officers against the cost of defense, settlement or payment of a judgment up to certain limits. For example, the D&O Policy limit for defense costs is $10 million and is part of, and not in addition to, the overall limits of liability for the D&O Policy and such defense costs reduce and may exhaust the maximum limits of liability of the D&O Policy. In addition, a separate $10 million Excess/DIC Side A Directors and Officers Liability Policy (the “Side A Policy”) exists which sits on top of the primary $10 million D&O Policy, as described above. The Side A Policy limit for defense costs is $10 million, and is part of, and not in addition to, the overall limits of liability for the Side A Policy and such defense costs reduce and may exhaust the maximum limits of liability of the Side A Policy. However, this Side A Policy solely provides protection for the individual Directors and Officers when they are not indemnified by the Company. Lastly, the Side A Policy will act as excess where the primary D&O Policy provides protection for a non-indemnifiable claim(s), thereby providing a total of $20 million aggregate limit. Where the primary D&O Policy does not provide coverage for a non-indemnifiable claim against the Directors and Officers, the Side A Policy may drop down and provide $10 million in primary coverage for the individual Directors and Officers where the Side A Policy terms allow for coverage where the primary policy does not.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number                                    Description

4.1
Form of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.2	Form of Restated By-Laws of the Registrant (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.3
Specimen certificate representing the Common Stock (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.4	Mobius Management Systems, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Form 10-Q for the quarter ended December 31, 2005).

5	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5 above).

24	Power of Attorney (contained in Signature Page hereto).

Item 9. Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)		That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)- (g) Not applicable.

(h) Undertaking Regarding Indemnification Provisions if Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)-(l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on this 27th day of April, 2006.

            MOBIUS MANAGEMENT SYSTEMS, INC.

              By:       /s/ Mitchell Gross
                   Name: Mitchell Gross
              Title:    Chairman of the Board,
           Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Mobius Management Systems, Inc., hereby severally constitute and appoint Mitchell Gross and Raymond F. Kunzmann and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in the Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 27, 2006 in the capacities indicated.

Signature	Title(s)
/s/ Mitchell Gross Mitchell Gross	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Joseph J. Albracht Joseph J. Albracht	Director
/s/ Raymond F. Kunzmann Raymond F. Kunzmann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Gary G. Greenfield Gary G. Greenfield	Director
/s/ Patrick W. Gross Patrick W. Gross	Director
/s/ Louis Hernandez, Jr. Louis Hernandez, Jr.	Director
/s/ Kenneth P. Kopelman Kenneth P. Kopelman	Director
/s/ Robert H. Levitan Robert H. Levitan	Director

EXHIBIT INDEX

Exhibit Number    Description

4.1
Form of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.2	Form of Restated By-Laws of the Registrant (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.3
Specimen certificate representing the Common Stock (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-47117) or an amendment thereto).

4.4	Mobius Management Systems, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Form 10-Q for the quarter ended December 31, 2005).

5	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5 above).

24	Power of Attorney (contained in Signature Page hereto).